UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2018

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 George Street, Suite 301, New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 767-0291

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Introductory Note

As previously announced, on December 18, 2018, Melinta Therapeutics, Inc. (the “Company”), Vatera Healthcare Partners LLC (“VHP”) and Vatera Investment Partners LLC (“VIP” and, together with VHP, “Vatera”) entered into a commitment letter (the “Debt Commitment Letter”) for a $135 million senior subordinated convertible loan facility (the “Loan Facility,” and the loans made thereunder, the “Convertible Loans”). A summary of the Debt Commitment Letter was included in the Company’s Current Report on Form 8-K dated and filed on December 19, 2018.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2018 (the “Agreement Date”), the Company entered into a Senior Subordinated Convertible Loan Agreement (the “Loan Agreement”) with VHP and VIP (together with their respective successors and permitted assigns, the “Lenders”) for the $135 million Loan Facility pursuant to which VHP committed to provide $100 million, and VIP committed to provide $35 million, of the Convertible Loans under the Loan Facility, subject in each case to the satisfaction (or waiver) of certain conditions precedent set forth therein. The proceeds of the Convertible Loans will be used for working capital and other general corporate purposes.

The obligations under the Loan Facility are guaranteed by each of the Company’s direct or indirect subsidiaries that guarantees the Company’s obligations under the Facility Agreement, dated as of January 5, 2018, by and among the Company, the loan parties party thereto from time to time, the lenders party thereto from time to time and Cortland Capital Market Services LLC, as agent for such lenders (the “Facility Agreement”). The Convertible Loans are senior unsecured obligations of the Company and each guarantor, and are contractually subordinated to the obligations under the Facility Agreement. Interest on the Convertible Loans will be paid in arrears at the end of each fiscal quarter, with 50% of such interest paid in cash and the remaining 50% of such interest paid in kind by increasing the principal balance of the outstanding Convertible Loans in an amount equal thereto (which increase will bear interest once added to such principal balance). If the Borrower or any guarantor fails to make a required payment of principal or interest with respect to the Convertible Loans or any other obligation under the Loan Facility when due, other than to the extent arising from an acceleration (other than an acceleration due, completely or partially, to a payment event of default (other than a payment event of default caused by an automatic acceleration from a bankruptcy or insolvency event of default), or fails to deliver any preferred stock or common stock issuable upon conversion of the Convertible Loans as described below within five (5) business days of the effective date of such conversion, the Company is required to pay interest in respect of such payment, interest or other obligation or the Conversion Amount (as defined below) as applicable, at a rate per annum equal to 15% for so long as such payment or preferred stock or common stock delivery failure remains outstanding, payable in cash on demand to the extent permitted under the subordination agreement in respect of the Facility Agreement, and if not so permitted, shall be paid in shares of common stock valued based on the five-trading-day volume weighted average price of the common stock ending on, and including, the trading day immediately preceding the date such preferred stock or common stock was required to be delivered. In addition, at the election of the Required Lenders (as defined in the Loan Agreement), while any event of default exists (or automatically, in the case of any payment, bankruptcy or insolvency event of default), the Company shall pay interest on the obligations under the Loan Facility and past due interest thereon, if any, from and after the occurrence of such event of default, at a rate per annum equal to 7%, payable in cash on demand to the extent permitted under the subordination agreement in respect of the Facility Agreement, and if not so permitted, shall be paid in shares of common stock valued based on the five-trading-day volume weighted average price of the common stock ending on, and including, the trading day immediately preceding the date such event of default occurred.

The maturity date of the Convertible Loans is January 6, 2025.

The Convertible Loans are convertible at the option of each Lender into shares of convertible preferred stock of the Company at an initial conversion rate of 6.25 shares of preferred Stock per $1,000 of Conversion Amount (as defined below), subject to adjustment as provided herein (the “Loan Conversion Rate”). The conversion price is equal to $1,000 divided by the Loan Conversion Rate (the “Conversion Price”). The preferred stock is further convertible at the option of each Lender into shares of common stock of the Company at a rate of 100 shares of common stock per one share of preferred stock (the “Common Stock Conversion Rate”). At the option of a Lender, the Convertible Loans are also directly convertible into common stock at an initial conversion rate equal to the Loan Conversion Rate multiplied by the Common Stock Conversion Rate. The preferred stock is non-participating, convertible preferred stock, with no dividend rights (other than to participate in common stock dividends on the Company’s common stock on an as-converted basis) or voting rights, and is senior to the common stock upon liquidation (with a liquidation preference equal to the Conversion Amount for the converted loans, as it may thereafter be adjusted pursuant to the Certificate of Designations (plus, if applicable, the amount of any declared but unpaid dividends on such shares of preferred stock)).

The number of shares of preferred stock issuable upon conversion of the Convertible Loans is equal to (i) the Loan Conversion Rate multiplied by (ii) the aggregate principal amount of such Convertible Loans being converted (including any interest paid in kind that has been added to the principal balance of such Convertible Loans at the end of a fiscal quarter), plus any accrued and unpaid interest that is to be paid in kind at the end of the next fiscal quarter but has not yet been so paid, plus the portion of any Exit Fee (as defined below) attributable to the committed amount of the Convertible Loans being so converted (clause (ii), collectively, the “Conversion Amount”) divided by $1,000. The number of shares of common stock issuable upon the further conversion of the preferred stock is equal to the Common Stock Conversion Rate multiplied by the number of shares of preferred stock.

The Loan Conversion Rate is subject to adjustments customary for convertible notes for (i) splits (including a reverse split) or combinations of the common stock or the preferred stock, (ii) recapitalization or reclassification of the common stock or the preferred stock, (iii) the payment of cash or stock dividends on the common stock, (iv) the distribution of rights, options or warrants to all or substantially all holders of common stock at a price less than the five-trading-day volume weighted average price of the common stock, (v) a spin-off and (vi) any tender offer by the Company for common stock at an amount exceeding the five-trading-day volume weighted average price of the common stock commencing on, and including, the trading day immediately next succeeding the last date on which tenders or exchanges may be made; provided that the Loan Conversion Rate is not subject to adjustment for any dividends or distributions in which the Lender participates. The Common Stock Conversion rate is not subject to any adjustments. The issuance of additional shares of common stock or other securities (except for stock dividends on the common stock), including pursuant to employee equity plans, warrants or other exercisable or convertible securities, are excluded from such adjustments. The Loan Conversion Rate is also subject to increase in the event the Lenders convert the Convertible Loans in connection with a “fundamental change” (defined in the Loan Agreement), based on a customary make-whole table set forth in the Loan Agreement with inputs relative to either the five-trading-day volume weighted average price of the common stock ending on, and including, the trading day immediately prior to the effective date of the fundamental change (or the date of the prepayment, as applicable) or the cash price paid per share of common stock in the transaction (the “Stock Price”). The maximum amount of additional shares that could be issued per $1,000 of the Conversion Amount under the make-whole table is 2.445652 shares of preferred stock (244.5652 shares of common stock). To the extent the Loan Conversion Rate would be increased to an amount (the “Ceiling Rate”) that would cause the number of underlying shares of preferred stock or common stock to exceed the amount of the then available authorized shares, the Company will obtain stockholder approval to increase the number of authorized shares or, absent such approval, the Loan Conversion Rate will be increased to the Ceiling Rate and the balance of any make-whole amount will be paid in cash rather than settled in stock to the extent permitted under the Facility Agreement. If such payment in cash is not permitted under the Facility Agreement, the Company will use commercially reasonable efforts to seek stockholder approval by calling additional meeting(s) of stockholders as necessary.

An exit fee (the “Interim Exit Fee”) of 1% of the aggregate amount of Convertible Loans funded under the Loan Facility is payable upon repayment or conversion of such funded amount (payable in preferred stock in the case of conversion). In addition, an exit fee (the “Final Exit Fee” and, together with the Interim Exit Fee, the “Exit Fee”) of 3% on the portion of the aggregate committed amount of Convertible Loans not drawn by the Company under the Loan Facility is payable on any repayment in full or conversion in full of the Convertible Loans (payable in preferred stock in the case of conversion).

Upon the occurrence of a Change of Control (as defined in the Loan Agreement), the Lenders have the right to either convert the Convertible Loans (as described above) or require payment in full at par plus accrued and unpaid interest. If the Lenders, other than VHP, VIP or their respective affiliates, fail to timely deliver notice to the company electing to convert the Convertible Loans, the Company will pay in cash to such Lender the full outstanding amount of the Convertible Loans. VHP, VIP or their respective affiliates may elect to continue to hold their Convertible Loans, subject to the following sentence, instead of converting the Convertible Loans or requiring payment in cash for such Convertible Loans. The Convertible Loans may be prepaid in whole or in part, together with accrued and unpaid interest thereon, at any time upon fifteen (15) business days’ prior written notice, subject to the payment of (i) a 5% premium plus a make-whole payment in the case of any such prepayment made on or prior to July 6, 2022, (ii) a 5% premium in the case of any such prepayment made after July 6, 2022 but on or prior to July 6, 2023 and (iii) a 4% premium in the case of any such prepayment made thereafter; provided, that, except for a prepayment in connection with a Change of Control or a fundamental change in which the consideration to be paid to the holders of outstanding common stock (other than shares held by VHP, VIP or their respective affiliates) consists solely of cash at a per share price in excess of the then current Conversion Price (determined based on the Common Stock Conversion Rate), no voluntary prepayment will be permitted if the volume-weighted average price of the common stock for the five trading days ending on and including the trading day immediately preceding the giving of the prepayment notice exceeds the then applicable Conversion Price (determined based on the Common Stock Conversion Rate). In the event the Company elects to prepay the Convertible Loans, the Lenders have the right, prior to such prepayment, to convert all or a portion of the Convertible Loans to be so prepaid at the Loan Conversion Rate that would apply as if such prepayment were a fundamental change, using the Stock Price applicable to such prepayment.

Subject to the satisfaction (or waiver) of the conditions precedent set forth in the Loan Agreement, $75 million of Convertible Loans may be drawn in a single draw on or prior to February 15, 2019, up to $25 million of additional Convertible Loans may be drawn in a single draw after March 31, 2019 but on or prior to June 30, 2019 and up to $35 million of additional Convertible Loans may be drawn in a single draw after June 30, 2019 but on or prior to July 10, 2019, subject to the Company obtaining a revolving credit facility with respect to which no less than $10 million is at the time available for drawing on and after such funding date (without giving effect to any repayment on such date with the proceeds of the Convertible Loans). The funding of the initial disbursement under the Loan Facility is subject to the satisfaction (or waiver) of the applicable conditions precedent set forth in the Loan Agreement, including, without limitation: obtaining a consent from the requisite lenders under the Facility Agreement; the absence of a material adverse effect on the Company; the absence of a default or event of default under the Loan Agreement or the Facility Agreement and no such default or event of default being reasonably expected to occur; accuracy of the representations and warranties made by the Company and the guarantors in all material respects; the common stock of the Company remaining listed on NASDAQ or another eligible market; the approval of the stockholders of the Company of a reverse stock split and/or an increase in the number of authorized shares of common stock to accommodate the conversion of the Convertible Loans as described above and to approve the issuance of the Convertible Loans under applicable NASDAQ rules (the “Stockholder Approval Matters”); and John Johnson having been appointed as Chief Executive Officer (as opposed to interim Chief Executive Officer) of the Company. The funding of each subsequent disbursement under the Loan Facility is subject to the satisfaction (or waiver) of the applicable conditions precedent set forth in the Loan Agreement, including, without limitation: the absence of a material adverse effect on the Company; the absence of a default or event of default under the Loan Agreement or the Facility Agreement and no such default or event of default being reasonably expected to occur; accuracy of the representations and warranties made by the Company and the guarantors in all material respects; the common stock of the Company remaining listed on NASDAQ or another eligible market.

The representations and warranties, affirmative and negative covenants and events of default set forth in the Loan Agreement are substantially similar to those set forth in the Facility Agreement and otherwise are customary for financing transactions of this type. In addition, the Company will not use any proceeds of the Convertible Loans to pay liabilities in excess of $15 million other than any indebtedness or other obligations under the Facility Agreement or in respect of any permitted revolving credit facility, without the prior written consent of the Required Lenders.

The Loan Agreement contains customary indemnification and expense reimbursement provisions in favor of the Lenders. Under the Loan Agreement, the Company has agreed, for a period ending ninety (90) days after the third disbursement (such date being between September 29, 2019 and October 8, 2019) (unless the facility is terminated prior to such third disbursement, in which case 90 days after such termination), not to sell or otherwise transfer or dispose of, or file a registration statement relating to, any common stock or any securities convertible into or exercisable or exchangeable for common stock, subject to certain exceptions, including, without limitation, that this provision shall not restrict or prohibit negotiations or discussions with respect to, or the entering into any agreement for, or the filing of a registration statement with respect to, a merger or consolidation or any other combination of the Company with, or the acquisition of the Company by, another person (including by tender or exchange offer), any sale or other transfer of all or substantially all of the consolidated assets of the Company or any other acquisition or similar transaction.

The Lenders are entitled to registration rights in respect of the shares of common stock underlying the Convertible Loans (taking into account the character of the Convertible Loans and the application of the securities laws) consistent with the Registration Rights Agreement, dated November 3, 2017, among the Company, Vatera and the other parties thereto. The Convertible Loans are assignable by the Lenders to, and the preferred stock and underlying common stock is transferable to, qualified institutional buyers or institutional accredited investors (other than competitors), subject to the Ownership Limitation (as described below). Assignments of the Convertible Loans are also subject to all applicable securities laws. No Lender (other than VHP, VIP and their respective affiliates from time to time) will be entitled to receive shares of common stock or preferred stock upon conversion of Convertible Loans (or shares of common stock upon conversion of preferred stock) the receipt of such common stock or preferred stock would cause (i) such Lenders to beneficially own 29.9% of the voting interests in the Company’s stock or (ii) a Major Transaction under the warrants issued by the Company to Deerfield Private Design Fund IV, L.P., Deerfield Private Design Fund III, L.P., and Deerfield Special Situations Fund, L.P. on January 5, 2018 (the “Ownership Limitation”).

The Loan Facility will terminate if the initial draw thereunder is not made by February 15, 2019.

The rights and obligations of the Company and the Lenders described herein are subject to the limitations set forth in a subordination agreement with the agent for the lenders under the Facility Agreement.

As of December 20, 2018, Vatera Holdings LLC (“Vatera Holdings”), the manager of Vatera, beneficially owned approximately 29.6% of the outstanding shares of the Company’s common stock; Kevin Ferro, a current director and Chairman of the Company’s board of directors, is the Chief Executive Officer, Chief Investment Officer and the managing member of Vatera Holdings; and Thomas Koestler, a current director of the Company, is an Executive Director of Vatera Holdings.

The summary of the Loan Facility and the Loan Agreement set forth above is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The Convertible Loans will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D and Rule 506 promulgated thereunder. To the extent that any shares of the Company’s preferred stock or common stock are issued upon conversion of the Convertible Loans, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof.

Item 8.01.	Other Items.

Additional Information and Where to Find It

The Company will be filing with the SEC a revised proxy statement (the “Revised Proxy Statement”) for a special meeting with respect to the Stockholder Approval Matters. STOCKHOLDERS ARE URGED TO READ THE REVISED PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, VATERA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Stockholders are able to obtain free copies of the Revised Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of the Revised Proxy Statement and other documents filed by the Company with the SEC by contacting the Company’s proxy solicitor, Georgeson, LLC, at 800-905-7281.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in respect of the proposals that will be contained in the Revised Proxy Statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of the Company in connection with the proposals, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Revised Proxy Statement when filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated May 11, 2018, each of which are filed with the SEC and can be obtained free of charge from the source indicated above

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Senior Subordinated Convertible Loan Agreement, dated as of December 31, 2018, by and among Melinta Therapeutics, Inc., Vatera Healthcare Partners LLC and Vatera Investment Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2019	Melinta Therapeutics, Inc.

	By:	/s/ Peter Milligan
Peter Milligan
Chief Financial Officer